As filed with the Securities and Exchange Commission on June 17, 1999
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                              The Dixie Group, Inc.
             (Exact name of Registrant as specified in its charter)

          TENNESSEE                                               62-0183370
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                            1100 South Watkins Street
                          Chattanooga, Tennessee 37404
                                 (423) 698-2501
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                              The Dixie Group, Inc.
                    Core Leadership Team Stock Ownership Plan
                            (Full title of the Plan)

                                 Glenn A. Berry
                             Chief Financial Officer
                              The Dixie Group, Inc.
                            1100 South Watkins Street
                          Chattanooga, Tennessee 37404
                                 (423) 698-2501
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  With Copy to:

                             Steven R. Barrett, Esq.
                         Witt, Gaither & Whitaker, P.C.
                           1100 SunTrust Bank Building
                          Chattanooga, Tennessee 37402
                                 (423) 265-8881


                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                      Proposed            Proposed
  Title of each class of            Amount to          maximum             maximum           Amount of
securities to be registered      be registered(1)   offering price        aggregate        registration fee
                                                     per unit(2)        offering price
-----------------------------------------------------------------------------------------------------------
Common Stock, $3.00 par value     200,000 shs.         $8.375            $1,675,000             $465.65
===========================================================================================================

(1) This figure represents the aggregate number of shares of Common Stock being registered hereby for issuance pursuant to the Core Leadership Team Stock Ownership Plan (the "Plan") of The Dixie Group, Inc. There are also registered an undetermined number of additional shares of Common Stock that may become available for issuance in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Common Stock or in the capital structure of the Company, including a stock dividend or stock split.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rule 457(c) and based on the average of the high and low prices reported for the Common Stock on June 15, 1999 on the National Market System of the Nasdaq Stock Market.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating officers and employees as specified by Rule 428(b)(1) of the Securities Act of 1933. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement, and specifically made a part hereof, the following documents heretofore filed by The Dixie Group, Inc. (Commission File No. 0-2585) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934:

(1) Dixie's Annual Report on Form 10-K for the fiscal year ended December 26, 1998;

(2) Dixie's Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 1999; and

(3) The description of the Company's common stock set forth in the Company's registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Certain legal matters in connection with the shares of Common Stock being registered hereby have been passed upon for the Company by Witt, Gaither and Whitaker, P.C., 1100 SunTrust Bank Building, 736 Market Street, Chattanooga, Tennessee, 37402. Certain attorneys who are shareholders and/or employees of Witt, Gaither and Whitaker, P.C. may be deemed to beneficially own (directly or indirectly) an aggregate of $24,000 of the Company's Convertible Subordinated Debentures (convertible into Common Stock at an effective conversion price of $32.20 per share, subject to adjustment under certain circumstances) and 17,165 shares of the Company's Common Stock. Such number of shares includes beneficial ownership reported by John W. Murrey, III, a senior member of Witt, Gaither and Whitaker, P.C. and a director of the Company, as follows: 5,665 shares of Common Stock (including a total of 3,465 Performance Units awarded under Dixie's Directors Stock Plan (each representing one share of Common Stock payable upon retirement from the Board), plus presently exercisable options to acquire an additional 7,500 shares of Common Stock. Additionally, Raymond B. Witt, Jr., who is currently Of Counsel to Witt, Gaither and Whitaker, P.C. and is not involved in the firm's representation of the Company, has reported direct or indirect beneficial ownership of an aggregate of 50,000 shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

         The Tennessee Business Corporation Act (the "TBCA") governs permissive and mandatory indemnification of officers and directors of Tennessee corporations who are made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "Proceeding") by reason of their service to the corporation in such capacity. In general, a Tennessee corporation may indemnify a director of the corporation against liability if the director's conduct was in good faith and the director reasonably believed that his conduct was in the best interest of the corporation with respect to his conduct in his official capacity with the corporation, and was at least not opposed to the corporation's best interest in all other cases. In the case of any criminal Proceeding, a corporation may indemnify a director against liability if the director had no reasonable cause to believe his conduct was unlawful. The TBCA specifically provides that a director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct which satisfies the requirement that the director's conduct was at least not opposed to the corporation's best interest. The termination of a Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this paragraph.

     A Tennessee corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was judged liable or in connection with a Proceeding charging improper personal benefit, whether or not in the director's official capacity, in which the director was found to have, in fact, benefited improperly.

     Unless limited by its Charter, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any Proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the Proceeding.

     The TBCA allows a Tennessee corporation to pay for or reimburse the reasonable expenses incurred by a director who is a party to a Proceeding in advance of final disposition of the Proceeding if: (i) the director furnishes the corporation with a written affirmation of the director's good faith belief that he has met the standards of conduct discussed above; (ii) the director furnishes the corporation with a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that that director did not meet the appropriate standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the TBCA. The undertaking which the director furnishes the corporation must be an unlimited general obligation of the director, but it need not be secured and may be accepted without reference to financial ability to make repayment.

     Unless a corporation's Charter provides otherwise, the TBCA allows a director who is a party to a Proceeding to apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that the director is entitled to mandatory indemnification under the TBCA (in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification), or if it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standard of conduct for permissive indemnification. If, however, the court determines that a director who was adjudged liable to the corporation in a Proceeding by or in the right of the corporation, or where the director received an improper personal benefit, is nonetheless "entitled to indemnification in view of all the relevant circumstances," such indemnification is limited to the director's reasonable expenses incurred in connection with the Proceeding.

     A Tennessee corporation may not indemnify a director (or advance expenses) under the TBCA unless authorized in the specific case following a determination that the indemnification is permissible. The determination must be made (i) by vote of a majority of a quorum of the board of directors not parties to the Proceeding; (ii) if such a quorum cannot be obtained, by a majority vote of a special committee designated by the board consisting solely of two or more members of the board who are not parties to the Proceeding; (iii) by independent legal counsel selected either by the majority of the nonparty quorum, by a majority of the designated committee, or, if neither of the foregoing are possible, by a majority of the full board; or (iv) by the shareholders, without the vote of shares held by or under the control of directors who are parties to the Proceeding. Authorization of indemnification and the determination of reasonableness of expenses shall be determined in the same manner as the permissibility of indemnification; provided, that if permissibility of indemnification is determined by special legal counsel, the authorization of indemnification and determination of reasonableness regarding expenses shall be made by the body which selected the special legal counsel.

     An officer of a corporation, regardless of whether he is a director, is entitled to indemnification and to the advance of expenses to the same extent as a director. The corporation may voluntarily indemnify and advance expenses under the TBCA to an officer, employee, or agent of the corporation to the extent, consistent with public policy, that may be provided by its Charter, bylaws, general or specific action of its Board of Directors, or by contract. The TBCA also provides, however, that no such indemnification may be provided to any director of the corporation if a judgment or other final adjudication establishes such director's liability for: (i) breach of his duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not done in good faith or which involve intentional misconduct or a knowing violation of law; or
(iii) participation in an unlawful distribution to one or more shareholders in violation of the TBCA. The foregoing restrictions do not apply, however, to any contractual or other indemnification provided (to the extent consistent with the charter) to officers, employees or agents who are not directors of the corporation.

     The TBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would otherwise have the power to indemnify the individual against the same liability under the TBCA.

     Dixie and its directors and officers are insured under a Directors' and Officers' Liability Insurance Policy. One or more of the directors or officers of Dixie may be beneficiaries of insurance policies or agreements which provide for indemnification of liabilities arising from their services as directors or officers of Dixie and which are not provided by Dixie.

     Paragraph 8 of Part I of Dixie's Restated Charter (the "Dixie Charter") allows indemnification to the fullest extent authorized by the TBCA, as the same exists as of the date of adoption of the Dixie Charter or as later amended, of Dixie's directors for liability to the corporation or its shareholders for money damages for breach of fiduciary duty as a director; provided that, unless and to the extent so provided by Tennessee law, the foregoing shall not eliminate liability for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for unlawful distributions.

     Article X of the Amended and Restated By-Laws of Dixie (the "Dixie By-Laws") provides that Dixie shall indemnify its officers and directors to the fullest extent now or hereafter permitted by Tennessee law against losses incurred by any such person who is made or threatened to be made a party to any proceeding by reason of fact that the person was or is a director or officer of Dixie or any of its subsidiaries or is or was serving at the direction of Dixie as an officer or director of any other entity. Article X of the Dixie By-Laws also provides that the foregoing shall not preclude any other or additional indemnification whether provided by law, insurance or contract. In addition, Dixie shall provide, to the fullest extent allowed by Tennessee law, for the advancement of expenses incurred by officers or directors.

Item 7.  Exemption From Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

Exhibit
Number    Description of Exhibit
------    ----------------------

4.1       The Dixie Group, Inc. Core Leadership Team Stock Subscription Plan.

5.1       Opinion of Witt, Gaither & Whitaker, P.C., counsel to the Registrant.

23.1      Consent of Witt, Gaither & Whitaker, P.C.(included in Exhibit 5.1).

23.2      Consent of Ernst & Young LLP

24 Powers of Attorney (included in Signatures page of this Registration Statement).

Item 9.  Undertakings.

I.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the Registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) above if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference in the Registration Statement; and

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee on June 17, 1999.

                                    THE DIXIE GROUP, INC.


                                    By:  /s/ Daniel K. Frierson
                                         ------------------------------------
                                          Daniel K. Frierson
                                         Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Daniel K. Frierson, William N. Fry, IV, and Glenn A. Berry, and each of them, as attorneys-in-fact, to sign in his name and behalf individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this Registration Statement.


Signature                                   Title                                       Date
---------                                   -----                                       ----
   /s/ Daniel K. Frierson                   Chairman, Director and                      June 17, 1999
-------------------------------
Daniel K. Frierson                          Chief Executive Officer

   /s/ William N. Fry, IV                   Director, President and                     June 17, 1999
-------------------------------             Chief Operating Officer
William N. Fry, IV

   /s/ Glenn A. Berry                       Executive Vice President and                June 17, 1999
-------------------------------             Chief Financial Officer
Glenn A. Berry

   /s/ Paul K. Frierson                     Director, Corporate Vice President,
-------------------------------             and President of Candlewick Yarns           June 17, 1999
Paul K. Frierson

   /s/ D. Eugene Lasater                    Controller                                  June 17, 1999
-------------------------------
D. Eugene Lasater

                                            Director                                    June __, 1999
-------------------------------
J. Don Brock

   /s/ Paul K. Brock                        Director                                    June 17, 1999
-------------------------------
Paul K. Brock

   /s/ Lovic A. Brooks, Jr.                 Director                                    June 17, 1999
-------------------------------
Lovic A. Brooks, Jr.

   /s/ John W. Murrey, III                  Director                                    June 17, 1999
-------------------------------
John W. Murrey, III

   /s/ Peter L. Smith                       Director                                    June 17, 1999
-------------------------------
Peter L. Smith

   /s/ Robert J. Sudderth, Jr.              Director                                    June 17, 1999
-------------------------------
Robert J. Sudderth, Jr.